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                                                                   EXHIBIT 99(A)

PRESS RELEASE

NEMATRON ANNOUNCES 5-FOR-1 REVERSE STOCK SPLIT, NAME CHANGE AND SALE OF ASSETS AND LIABILITIES

ANN ARBOR MI -- MARCH 19, 2004 -- Nematron Corporation (OTCBB:NMNN) announces that the Board of Directors of Nematron has approved a five-for-one reverse stock split of its outstanding common shares, the sale of the Assets and Liabilities of the Company to NC Acquisition Corporation, and the renaming of the Company to Sandston Corporation. The Shareholders had authorized these transactions at Nematron's recent Annual Shareholder Meeting held on January 13, 2004.

The reverse split will be effective at the opening of business on March 31, 2004. As a result of the split, Shareholders of record at the close of the business day on March 30, 2004 will receive one common share for every five shares currently held. Nematron's transfer agent, Registrar & Transfer, will notify the Company's Shareholders and request that they surrender their certificates representing shares of pre-split common stock to the transfer agent so that certificates representing the appropriate number of shares of post-split common stock, together with a cash payment in lieu of any fractional share, may be issued in exchange. The price for fractional shares will be based on the closing market price of Nematron's common stock on March 30, 2004. The company's stock was trading at 11 cents a share at the close of Thursday's trading.

Effective at the end of the business day on March 31, 2004, the Company name will be changed from Nematron Corporation to Sandston Corporation. Trading of Sandston Corporation stock will continue under the current ticker (OTCBB:NMNN), although it is anticipated that the ticker symbol will be changed in the near future. Post-split common stock certificates will be issued from Sandston Corporation.

The Board of Directors has also approved the sale of substantially all of the Company's assets and liabilities to NC Acquisition Corporation, an Ann Arbor, Michigan-based company. Following this sale, also effective at the end of the business day on March 31, 2004, the operations of the current Company will continue under the name of Nematron Corporation. Nematron will continue to operate from its Ann Arbor-based headquarters, with no anticipated disruption in the day-to-day business with our many customers and distributors worldwide.


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ABOUT NEMATRON

Nematron Corporation is a leading developer of industrial automation solutions for the plant floor. For the past 21 years, Nematron has been at the forefront of innovation, introducing the industry's first operator panels, Industrial PCs and PC-based control software with flow-chart programming. Today, Nematron delivers a wide range of hardware and software solutions into virtually every segment of the industrial automation market. Current product offerings include Industrial PCs, HMIs, Operator Panels, Ethernet I/O, Embedded Controllers, HMI/SCADA and PC-based Control software. AOK Controls, a subsidiary of Nematron, offers project management, design, installation and support services. Headquartered in Ann Arbor, Michigan, Nematron has employees and representatives around the world. Additional information on Nematron can be found at www.nematron.com.

Media Contact: Mr. John Dunlap, Vice President and Corporate Secretary (734) 214-2065